AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the ___ day of ________, 2017 between SCYTHIAN BIOSCIENCES INC., a corporation existing under the federal laws of Canada (the “Company”), KITRINOR METALS INC., a corporation existing under the laws of Ontario (“Kitrinor”), CLARUS SECURITIES INC., as lead agent in respect of the Offering (“Clarus” or the “Lead Agent”), HAYWOOD SECURITIES INC. and CANACCORD GENUITY CORP. (together with the Lead Agent, the “Agents”).

RECITALS:

A.	The Company, Kitrinor and Clarus are parties to an agency agreement dated March 13, 2017 (the “Agency Agreement”), providing for, among other things, the issue and sale of an aggregate of up to 35,000,000 Subscription Receipts at a price of $0.40 per Subscription Receipt for aggregate gross proceeds of $14,000,000.

A.	Kitrinor and the Company have revised the terms of the Merger, including the Merger Agreement, such that the Company intends to complete the Consolidation of its Common Shares on an 80:1 basis in order to facilitate the proposed listing of the Resulting Issuer Shares on the NASDAQ.

B.	The Company, Kitrinor and the Agents wish to amend the Agency Agreement so as to permit the Consolidation to occuer on an 80:1 basis.

C.	In furtherance of the foregoing, the Company, Kitrinor and the Agents have entered into this Amending Agreement to provide for the amendment described in the previous recital.

NOW THEREFORE the parties agree as follows:

Section 1            Defined Terms

Capitalized terms used in this Amending Agreement, including in the recitals hereof, and not otherwise defined herein shall have the respective meanings specified in the Agency Agreement.

Section 2            Amendments to the Provisions of the Agency Agreement

(1)	Page 1 of the Agency Agreement shall be amended by deleting paragraph 2 of the Agency Agreement and replacing it with the following:

“Each Subscription Receipt entitles the subscriber to receive, upon satisfaction of the Escrow Release Conditions (as defined herein) on or before the Termination Time (as defined herein) on the Escrow Deadline (as defined herein), and without payment of additional consideration, one (1) Class A common share in the capital of the Corporation which shall be exchanged, without further consideration, for 0.05 common shares (each whole share, a “Subscription Share” or a “Resulting Issuer Share”) in the capital of Kitrinor Metals Inc. (“Kitrinor”), pursuant to the Merger Agreement (as defined herein), subject to adjustment as provided in the subscription receipt agreement (the “Subscription Receipt Agreement”) dated as of the date hereof and entered into between the Corporation, the Lead Agent, Kitrinor and TSX Trust Company (“TSX Trust”) as registrar and transfer agent for the subscription receipts and escrow agent in respect of the Escrowed Funds (as defined herein)(the “Subscription Receipt and Escrow Agent”).”

(2)	Page 2 of the Agency Agreement shall be amended by:

(a)	deleting “4:1” in the second line of the first paragraph, and replacing it with “80:1”; and

(b)	deleting “50,076,167” in the ninth line of the first paragraph and replacing it with “2,887,051”.

Section 3            Confirmation

From and following the date hereof, each reference in the Agency Agreement to “this Agreement” and each reference to the Agency Agreement in any and all other agreements, documents and instruments delivered by any of the parties or any other person, pursuant to the Agency Agreement shall mean and be a reference to the Agency Agreement as amended by this Amending Agreement. Except as otherwise expressly amended hereby, the Agency Agreement shall remain in full force and effect in accordance with its terms and this Amending Agreement and the Agency Agreement shall be read as one and the same instrument.

Section 4            No Waiver

The execution, delivery and effectiveness of this Amending Agreement shall not, except as expressly provided herein, constitute a waiver of condition or provision (whether or not similar) of the Agency Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5            Governing Law

This Amending Agreement is governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario.

Section 6 Counterparts

This Amending Agreement may be executed by the parties in one or more counterparts, and may be executed and delivered by PDF, copy via email and all such counterparts shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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2

IN WITNESS WHEREOF this Amending Agreement has been executed and delivered by the parties hereto effective as of the date first above written.

SCYTHIAN BIOSCIENCES INC.

By:
Authorized Signing Officer

KITRINOR METALS INC.

By:
Authorized Signing Officer

CLARUS SECURITIES INC.

By:
Authorized Signing Officer

HAYWOOD SECURITIES INC.

By:
Authorized Signing Officer

CANACCORD GENUITY CORP.

By:
Authorized Signing Officer

[Signature page to Amending Agreement to the Agency Agreement]